Exhibit 10.02
UNDER ARMOUR, INC.

The undersigned, being the Secretary of Under Armour, Inc. (the “Company”), certifies that the Human Capital and Compensation Committee (the “Committee”) of the Board of Directors of the Company has taken the following action:

Amendment Two to the Under Armour, Inc.
Deferred Compensation Plan

WHEREAS, the Company has established the Under Armour, Inc. Deferred Compensation Plan, as amended and restated effective July 1, 2018 (the “Plan”);
WHEREAS, the Committee has authority under Section 9.2 of the Plan to amend the Plan;
WHEREAS, the Company desires to amend the Plan to allow participants to elect to commence lump sum and annual installment payments at various times during the year (January, April, July, or October); and
WHEREAS, on August 28, 2025, the Committee approved this amendment to this Plan, to be effective January 1, 2026.
NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows effective January 1, 2026, with the changes made by this amendment to be applicable to the 2026 Plan year notwithstanding that Plan participant elections for the 2026 Plan year are submitted prior to January 1, 2026.
1.The third paragraph of Section 4.1 is deleted in its entirety and replaced with the following:
“Subject to Section 3.11, the Short-Term Payout shall be in an amount that is equal to the Annual Base Salary and/or Incentive Payment deferral amount, and amounts credited or debited thereto in the manner provided in Section 3.9 above, determined at the time that the Short-Term Payout becomes payable. Any amounts credited to the Participant's Company Make-Up Account shall not be eligible for a Short-Term Payout under this Plan, nor shall any amounts credited to the Participant's Company Discretionary Account (unless a Plan Agreement provides otherwise). Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid in a lump sum or pursuant to one of the Yearly Installment Methods, with such payment to be made (or to commence) during the month of January, April, July, or October of any Plan Year, as elected by the Participant pursuant to Section 3.3, that is at least three (3) Plan Years after the Plan Year of the Base

Salary and/or Incentive Payment deferrals, as specifically elected by the Participant. By way of example, if a three (3) year Short-Term Payout is elected by a Participant for Annual Base Salary that is deferred in the 2026 Plan Year (pursuant to a deferral election made by the Participant in December 2025), the three (3) year Short-Term Payout would become payable (or, if applicable, the first installment would become payable) in the 2030 Plan Year during the month of January, April, July, or October, as elected by the Participant pursuant to Section 3.3.”

Except as hereinabove amended and modified, the Plan shall remain in full force and effect.
This amendment is effective as of January 1, 2026.

/s/ Mehri Shadman-Valavi

Mehri Shadman-Valavi
Chief Legal Officer and Secretary
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